Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141077 on Form S-8 of our report relating to the consolidated financial statements and consolidated financial statement schedule of PAETEC Corp. and subsidiaries (the “Company”) dated April 2, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company’s method of accounting for stock-based compensation on January 1, 2006, to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Rochester, New York

April 2, 2007